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| FORM 5 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported

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1.  Name and Address of Reporting Person*
    Gill,                           Frank
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    c/o ITXC Corp.
    750 College Road East
    ----------------------------------------------------------------------------
                                   (Street)

    Princeton,                     New Jersey                         08540
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol   ITXC Corp. - ITXC
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year  year ended 12/31/2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

              ----------------------------------------------------

7.  Individual or Joint/Group Reporting  (check applicable line)
    [X] Form Filed by One Reporting Person
    [ ] Form Filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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
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Common Stock                                                                            16,740               D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                   (Print or Type Responses)                                                        SEC 2270 (7/96)
* If the form is filed by more than one reporting person, see instruction 4(b)(v).












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FORM 5 (continued)

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
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
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Option (right to purchase)            $10.687             6/1/2001            D                                    25,000
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Option (right to purchase)            $7.00               12/7/2001           A                     25,000
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

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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)
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
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 (1)           11/14/2010   Common   25,000                (2)                -0-                   D
                            Stock
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 (3)           12/7/2011    Common   25,000                (2)                25,000                D
                            Stock
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  Explanation of Responses:
 (1) Options provided for annual vesting in three equal installments beginning on 11/15/2001.
 (2) on June 1, 2001, Mr. Gill tendered to the Company, for cancellation, options granted to him on 11/14/2000. In exchange,
     Mr. Gill received replacement options on 12/7/2001.
 (3) Options vest biannually in four equal installments beginning on June 7, 2002.

                                                                          Frank Gill

                                                                  /s/ Peter H. Ehrenberg                      February 11, 2002
                                                                 --------------------------------             -----------------
                                                                  **Signature of Reporting Person             Date
                                                                      Peter H. Ehrenberg, Attorney-in-Fact

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                     Page 2
                                                                                                                     SEC 2270 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
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